UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):July 15, 2022 (July 14, 2022)

SPRINGWORKS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39044	83-4066827
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Washington Blvd

Stamford, CT 06902

(Address of principal executive offices, including zip code)

(203) 883-9490

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SWTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Stephen Squinto, Ph.D. as a Class I Director

On July 14, 2022, Stephen Squinto, Ph.D. informed the Board of Directors (the “Board”) of SpringWorks Therapeutics, Inc. (the “Company”) that he is resigning as a member of the Board and as a member of the research and development committee of the Board, effective immediately. Dr. Squinto’s resignation is not the result of any dispute or disagreement with the Company.

The Company and Dr. Squinto have entered into a consulting agreement, effective immediately following his resignation, pursuant to which Dr. Squinto has agreed to provide consulting and advisory services to the Company from time to time, for a period of two (2) years. The Company has agreed to pay Dr. Squinto an hourly rate of $300 for providing such consulting services and reimburse for any pre-approved reasonable, documented out-of-pocket expenses.

Appointment of Carlos Alban as a Class I Director

Also on July 14, 2022, upon the recommendation of its Nominating and Corporate Governance Committee, the Board appointed Carlos Alban as a member of the Board, effective as of July 14, 2022. The Board determined that Mr. Alban is independent under the listing standards of Nasdaq and the Company’s corporate governance guidelines. Mr. Alban will serve as a Class I director with a term expiring at the annual meeting of stockholders to be held in 2023. Mr. Alban was not appointed to serve on any committees of the Board at this time.

As a non-employee director, Mr. Alban will receive cash compensation and equity awards for his Board service in accordance with the Company’s amended and restated non-employee director compensation policy. In connection with his appointment, Mr. Alban received initial equity grants of (i) options to purchase up to 30,160 shares of the Company’s common stock having an exercise price of $28.93, the closing market price of the Company’s common stock on the Nasdaq Global Select Market on July 14, 2022; and (ii) restricted stock unit awards, representing 10,058 shares of the Company’s common stock.

Mr. Alban is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Alban and any other persons pursuant to which he was selected as a director. In addition, Mr. Alban will enter into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors.

The Company issued a press release on July 15, 2022 announcing the appointment of Mr. Alban to the Board. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by SpringWorks Therapeutics, Inc. on July 15, 2022.

104	Cover page interactive data file (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2022	SpringWorks Therapeutics, Inc.

	By:	/s/ Francis I. Perier, Jr.
Francis I. Perier, Jr.
Chief Financial Officer